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                                                                   EXHIBIT 19.1


OPTIMARK LOGO

For Immediate Release

                    OPTIMARK TO HELP BUSINESSES REDUCE COSTS
                         BY BUILDING CUSTOM "EXCHANGES"

     OPTIMARK TO APPLY FINANCIAL EXCHANGE TECHNOLOGY TO RULES-BASED TRADING
                   ENVIRONMENTS WITH NEW SOFTBANK COMMITMENT

                  MESHELL AND PRICE NAMED TO LEAD NEW STRATEGY


JERSEY CITY, NJ, JULY 11, 2001 - OptiMark, Inc. today announced an initial set of new offerings that are aimed at bringing the technology it developed to power the most sophisticated electronic market in the world to solving the needs of businesses in a wide range of vertical industries. To be known as Exchange Service Solutions(TM), thE new effort is focused on helping senior corporate managers remove major components of operating cost by introducing high-functionality, fault-intolerant trading systems to rules-based exchange environments. Future products will provide additional tool sets and capabilities that will enable exchanges to manage their transactions and orders in sophisticated trading environments.

As the first in a series of products and services that OptiMark will bring to the market, Exchange Service Solutions(TM) strategically leverages the company's expertise in matching and multi-attribute trading technology tO deliver unmatched value in terms of improved efficiencies. Target clients include established and emerging operators of electronic trading systems in insurance, banking, and capital markets. OptiMark will work closely with these clients to develop and deploy informational and architectural designs based on their business definition, technology landscape, financial models, and desired user experience. The result is a true end-to-end exchange development and implementation process that incorporates industrial strength architecture, best-of-breed applications, and full knowledge transfer to the client.

"We believe that introducing exchange technology and knowledge into complex business environments will place in the hands of corporate managers a powerful tool to dramatically reduce cost structures and expand margins," said Robert Warshaw, Chief Executive Officer of OptiMark. "OptiMark's technology is tested and proven in the most demanding transaction environments in the world: securities exchanges. Our experiences in building sophisticated exchanges have allowed us to understand the technology and business requirements that will drive successful trading environments."

Currently, OptiMark is working closely with The Nasdaq Stock Market(R), a long established client, on the development of its Super Montage system. The two organizations have collaborated to incorporate OptiMark's securities processing capabilities as well as its performance monitoring and testing technology into Nasdaq's core market environment. OptiMark is also engaged in helping to design advanced capabilities utilizing the company's multi-attribute matching technology for various insurance marketplaces.

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OptiMark's expansion into exchange services follows a recently completed financial restructuring that includes a new round of financing with SOFTBANK and repurchase by OptiMark of all shares held by General Atlantic Partners.

SENIOR EXECUTIVES NAMED

The company also announced the appointment of two senior executives to lead this new effort and to implement all of its market and product strategies on a global basis.

Gary Meshell, 41, was named Executive Vice President, responsible for sales, marketing and business development. Mr. Meshell will be responsible for the strategic positioning, branding and delivery of OptiMark's exchange technology and services, as well as OptiMark's sales activities.

Prior to joining OptiMark, Mr. Meshell was Chief Executive Officer of Emerging Incorporated; a software and services company focused on the business-to-business, collaborative commerce, and electronic procurement marketplaces. Previously, Mr. Meshell was a partner with CSC's Electronic Commerce Management Consulting Practice where he developed strategies for CSC's B2B market offerings in enterprise application integration, business process outsourcing, and hosting. Mr. Meshell has also served as Executive Vice President of Perot Systems' Electronic Commerce Consulting Practice and was a Director at Price Waterhouse where he provided strategic management consulting in the areas of electronic banking, electronic bill presentment and payment, customer segmentation, and joint venture and consortium creation. Mr. Meshell holds a Bachelor of Arts degree from the University of Tampa and a Masters in Business Administration from Rutgers University.

"The OptiMark value goes beyond a pure technology play, although our technology is clearly what sets us apart," said Mr. Meshell. "The OptiMark team understands the complex issues that players in the collaborative commerce space will be required to address, including risk, settlement, order routing and fulfillment. Exchange Service Solutions(TM) will work closely with clients to design and build reliable, highly-functioning exchanges, leaving nO stone unturned during the process."

Trevor Price, 32, was named Executive Vice President of Product Strategy and Management. Mr. Price will apply expertise in building technology-based software and service companies to developing OptiMark's product portfolio.

Mr. Price mostly recently served as Chairman, Chief Executive Officer and Founder of SavvyJack, Inc., a business-to-business e-commerce ASP enabling companies to market and sell their intellectual capital. Prior to SavvyJack, Mr. Price was a consultant to Continuus Software Corporation (NASDAQ: CNSW) after their acquisition of Pagoda Corporation, a company Mr. Price helped found and build. Mr. Price has also served in a number of management roles at Software Services International, Inc., a global services capital firm. Mr. Price received a Bachelor of Arts degree from the University of Pennsylvania.

"The benefits of superior exchange technology, across both established and emerging markets, are now beginning to be understood," said Mr. Price. "OptiMark, through Exchange Service Solutions(TM), will share our experiences and intellectual capital to position our clients ahead of the curve, where they can confidently capture the upside of this emerging space."

Both Meshell and Price will report to Mr. Warshaw.


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ABOUT OPTIMARK

OptiMark, Inc. is a leading provider of matching, negotiation and exchange technology. OptiMark designs and implements electronic market solutions for both public and private enterprise exchanges in the business-to-business and financial services industries. OptiMark's patented preference-based technology optimizes transactions for market participants based on multi-attribute matching or traditional price/quantity matching. OptiMark has successfully delivered its solutions and exchange platforms to some of the most demanding markets in the world and is currently working with Nasdaq to build Super Montage, its next generation trading platform. OptiMark's investors include SOFTBANK, Aon Group, Dow Jones & Company, Goldman Sachs, and Merrill Lynch. OptiMark is headquartered in Jersey City, New Jersey. Additional information on the company is available at http://www.optimark.com.

Contact:
GEORGE ZOUVELOS
THE WEISER GROUP
212-448-8067
gzouvelos@weisergroup.com
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